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                [LETTERHEAD OF INTEGRA LIFESCIENCES CORPORATION]


December 27, 1997


Stuart M. Essig
113 Willow Street
Brooklyn, NY  11201


RE: Indemnification

Dear Stuart,

        You are currently serving as a director and/or officer of Integra LifeSciences Corporation, a Delaware corporation (the "Company"), at the request of the Company. In connection therewith, the Company herby agrees to indemnify you to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "GCL"), to the extent you are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that you are or were a director, officer, employee or agent of the Company or any of its subsidiaries, against expenses (including attorney's fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by you in connection in such action, suit or proceeding if you acted in good faith and in a manner you reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe your conduct was unlawful. Any indemnification pursuant to this letter shall be made in accordance with Section 145 (d) of the GCL.


Very truly yours,


Integra LifeSciences Corporation




By:  /s/ Richard E. Caruso
     -------------------------
     Richard E. Caruso, Ph. D.
     Chairman